Exhibit 10.1

AMENDMENT NO. 3 TO AMENDED AND RESTATED UNSECURED TERM PROMISSORY NOTE

This AMENDMENT No. 3 entered into this ____ day of November, 2017 (this “Amendment”) to the Amended and Restated Unsecured Term Promissory Note effective September 1, 2015, issued by Myomo, Inc., a Delaware corporation (the “Maker”), to Sandcastle Limited Partnership (the “Lender”), as amended by Amendment No. 1 to Amended and Restated Unsecured Term Promissory Note on June 29, 2016 (“Amendment No. 1”) and Amendment No. 2 (“Amendment No. 2”) to Amended and Restated Unsecured Term Promissory Note on May 23, 2017.

WHEREAS, Maker issued to Steve Kelly on May 25, 2011 an Unsecured Term Convertible Promissory Note in the original stated principal amount of $[______] (as amended prior to the effectiveness of the Restated Note (as defined below), the “Original Note”);

WHEREAS, effective as of September 1, 2015, Maker and Lender amended and restated the Original Note in its entirety, in order to, among other things, reflect the transfer by Steve Kelly of all rights, title and interest to Lender under the Original Note (the “Restated Note”);

WHEREAS, on June 29, 2016, the Maker and Lender amended the Restated Note pursuant to Amendment No. 1 to, among other things, modify the repayment terms, provide for repayment in shares of the Maker’s capital stock in certain circumstances, and for subordination of the Restated Note to certain other indebtedness of the Maker, all as provided for in Amendment No. 1.

WHEREAS, on May 23, 2017, the Maker and Lender amended the Restated Note pursuant to Amendment No. 2 to, among other things, modify the repayment terms, all as provided for in Amendment No. 2.

WHEREAS, Maker and Lender now wish to further amend the Restated Note on the terms and conditions set forth herein, pursuant to Section 11 of the Restated Note, as amended to date.

WHEREAS, Maker represents that it has the power and authority to enter into this Amendment and no consent of any other third party is required for such entry by Maker.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.           Effective Date. This Amendment shall be effective as of the date first set forth above.

2.           Payments.

a.          Section 1 of the Restated Note is deleted in its entirety and the following is inserted in lieu thereof:

The outstanding balance shall bear interest at a rate of ten percent (10%) per annum, compounded annually based on a 365 day year, until such time as there is no amount outstanding hereunder. Subject to Section 2 hereof, all outstanding amounts then due under this Note shall be due and payable on June 8, 2019.

b.          Section 2 of the Restated Note is deleted in its entirety and the following is inserted in lieu thereof:

Notwithstanding anything to the contrary, but subject to the last sentence of this Section 2, Maker may elect, in its sole discretion, to repay up to fifty percent (50%) (rounded down to the nearest whole cent) of the aggregate outstanding amount (the principal amount and all accrued but unpaid interest thereon) under this Note (such amount, the “Discounted Stock Repayment Amount”) by issuing shares of Maker’s common stock, equal to the Discounted Stock Repayment Amount divided by that number equal to 80% of the closing price per share of Maker’s common stock quoted on the NYSE American (or another stock exchange or over-the-counter dealer quotation system on which Maker’s common stock is then traded) on the date of such repayment. In addition, notwithstanding anything to the contrary, but subject to the last sentence of this Section 2, Maker may elect, in its sole discretion, to repay the remainder of the aggregate outstanding amount (the principal amount and all accrued but unpaid interest thereon) under this Note that does not constitute the Discounted Stock Repayment Amount (the “Stock Repayment Amount”) by issuing shares of Maker’s common stock, equal to the Stock Repayment Amount divided by that number equal to the closing price per share of Maker’s common stock quoted on the NYSE American (or another stock exchange or over-the-counter dealer quotation system on which Maker’s common stock is then traded) on the date of such repayment. Notwithstanding the foregoing, (i) in no event shall Maker be required to, nor shall Maker, pursuant to this Section 2, issue shares of common stock or equity securities convertible or exercisable for shares of common stock to the extent that such issuance would require shareholder approval pursuant to Section 312.03 of the Listed Company Manual, (ii) Maker shall be permitted to make such election to repay the Discounted Stock Repayment Amount and/or the Stock Repayment Amount in shares of common stock as provided in this Section 2 no later than 90 days following the closing of Maker’s next offering of equity or equity-linked securities in which Maker receives gross proceeds of at least $2,000,000, pursuant to an effective registration statement under the Securities Act of 1933, as amended, or a private placement of such securities, in each case on or after November 8, 2017; and (iii) Maker shall be permitted to make such election to repay the Discounted Stock Repayment Amount and/or the Stock Repayment Amount in shares of common stock as provided in this Section 2 if and only if Maker’s common stock is then traded on the NYSE American (or another stock exchange or over-the-counter dealer quotation system) on the date of such repayment.

3.           In accordance with Section 3 of the Note, pursuant to which, among other things, the amounts outstanding under the Note and Maker’s obligations to the Lender are subordinated to certain other indebtedness of Maker, including that issued pursuant to the Accelerator Funding Agreement, dated July 7, 2011, between the Company and the Massachusetts Life Sciences Center, as amended (the “MLSC Loan”), Maker and the Lender agree, for the avoidance of doubt, that nothing contained in the Note shall require Maker to repay any amounts outstanding or due under the Note in cash so long as the MLSC Loan is outstanding or Maker is otherwise prohibited from doing so under the MLSC Loan, including pursuant to Section 4.2(f) thereof.

4.           Amendment Provision. This Amendment is entered into by Maker and Lender in a manner consistent with the provisions of Section 11 of the Restated Note. Except as expressly set forth in this Amendment, the Restated Note is not amended or modified, Lender has not waived the terms of any of the Restated Note, and the terms and conditions of the Restated Note are ratified and confirmed and such terms shall remain in full force and effect.

5.           General. Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Restated Note. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The terms of this Amendment shall be construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to choice of law provisions.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first written above.

LENDER:	MAKER:
SANDCASTLE LIMITED PARTNERSHIP	MYOMO, INC.

By:	By:
Name:	Paul R. Gudonis
Title:	Chief Executive Officer

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